Exhibit 99.1

Preliminary Second Quarter Results

GARDNER DENVER INC

Unaudited Selected Second Quarter 2013 Data - Preliminary Estimates

Pro Forma Adjusted EBITDA Reconciliation

(Unaudited)

($ in millions)	For the Three Months Ended June 30, 2012	For the Three Months Ended March 31, 2013	For the Three Months Ended June 30, 2013
Reconciliation:	Actual	Actual	Low Estimate	High Estimate
Revenue	$613.0	$513.5	$550.0	$555.0
Income before income taxes	$104.4	$62.0	$78.1	$81.2
Less: Net income attributable to noncontrolling interests	(0.3)	(0.2)	(0.4)	(0.4)
Interest expense	4.0	2.7	2.6	2.8
Depreciation and amortization	15.4	14.9	14.7	15.0

EBITDA	$123.5	$79.4	$95.0	$98.6
(A) Restructuring costs	(0.1)	2.1	1.0	1.2
(B) Non-cash purchase accounting adjustments	(0.1)	(0.1)	(0.1)	(0.1)
(C) Stock-based compensation expense	1.8	2.0	1.7	1.9
(D) Other employee termination and certain retirement costs	0.3	0.8	0.2	0.2
(E) Foreign currency (gains) / losses	(0.4)	(0.1)	0.6	1.0
(F) Pension and OPEB adjustment	0.6	0.4	0.4	0.4
(G) Other adjustments	1.6	6.0	3.2	3.5

Adjusted EBITDA	$127.2	$90.5	$102.0	$106.7
(H) Future cost savings illustratively pulled forward	11.8	6.4	6.3	6.6

Adjusted EBITDA Illustratively Pro Forma for Future Cost Savings	$139.0	$96.9	$108.3	$113.3

(A)	Represents historical restructuring costs incurred in connection with the closure and consolidation of certain facilities and functions.
(B)	Represents the reversal of the income statement impacts of non-recurring Robuschi purchase accounting adjustments associated with the amortization of favorable and unfavorable leases.
(C)	Represents non-cash stock-based compensation expense relating to stock options and restricted share awards.
(D)	Represents certain non-recurring employee related costs resulting from terminations (non-restructuring).
(E)	Represents gains and losses on transactions denominated in currencies other than our functional currency, including gains and losses on intercompany transactions.
(F)	Represents the effects of amortization of prior service costs and amortization of losses (gains) in pension and OPEB expense.
(G)	Represents non-cash, non-operating, or non-recurring adjustments, consisting of (1) gains / losses on disposal of assets, (2) third-party costs associated with successful / abandoned transactions, (3) investment gains and losses associated with our deferred compensation plan, (4) board of directors’ fees, and (5) other minor miscellaneous adjustments.
(H)	Represents savings the Company expects to realize from optimizing IPG Europe’s operations and achieving sourcing savings, resulting in reduced costs and margin expansion. The IPG Europe initiative is expected to leverage lower cost locations, as well as reduce excess capacity and average labor costs, while the sourcing savings will be achieved by developing a global procurement organization and strategically managing direct materials spend. The pro forma adjustments for the periods presented above represent expected future cost savings not realized during each respective period.